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Exhibit 3.1.8


   Amendment to Certificate of Designation After Issuance of Class or Series
                            (Pursuant to NRS 78.1955)

             Certificate of Amendment to Certificate of Designation
                         For Nevada Profit Corporations
          (Pursuant to NRS. 78.1955-After Issuance of Class or Series)

1.       Name of Corporation: Global Resource Corporation.

2.       Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended: 2006 Series of Convertible Preferred Stock.

4. By a resoluion adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

     The sentence beginning

     "The shares of the 2006 Series shall be convertible into shares of the Company's Common Stock at the rate of two (2) shares of Common Stock for each share of the 2006 Series, with unpaid and accumulated dividends being convertible by dividing the total dividends by the closing bid price of the Common Stock for the twenty (20) consecutive trading days ending on the day of conversion, and multiplying by two (2)." is hereby deleted, and there is substituted in its place and stead the following sentence:

     "The shares of the 2006 Series shall be convertible into shares of the Company's Common Stock at the rate of one half (1/2) of one (1) share of Common Stock for each share of the 2006 Series, with unpaid and accumulated dividends being convertible by dividing the total dividends by the closing bid price of the Common Stock for the twenty (20) consecutive trading days ending on the day of conversion, and multiplying by two (2)."

     Except as otherwise set forth in this Amendment, the text of the Certificate of Designation filed on January 5, 2007 remains in full force and effect in accordance with its terms and the language therein contained.

         5. Effective date of filing: (optional): ______________________________
                                                  (must not be later than 90
                                                  days after certificate
                                                  is filed)

     6.  Officer Signature (REQUIRED):            _____________________________